Delaware The First State Page 1 10729965 8100D Authentication: 204788764 SR# 20264024888 Date: 08-11-26 You may verify this certificate online at corp.delaware.gov/authver.shtml I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DOMESTICATION OF “TRULIEVE CANNABIS CORP.”, FILED IN THIS OFFICE THE ELEVENTH DAY OF AUGUST, A.D. 2026, AT 9:10 O`CLOCK A.M.